Exhibit 99.3

MEMORANDUM

October 20, 2020

To: All Employees

From: President & CEO, Scott D. Sheffield

Re: Acquisition of Parsley Energy

This afternoon we announced our agreement to acquire Parsley Energy (Parsley). The addition of Parsley is an exciting development for Pioneer. The combined company will be one of the largest operators in the Permian Basin with 930,000 top-tier acres and production of approximately 560,000 BOEPD.

Pioneer’s current management committee and board of directors, including two new directors nominated by Parsley, will lead the merged company. Our headquarters will remain in Irving. The merger is expected to have minimal impact on the employment status of existing Pioneer employees. The transaction is expected to close in the first quarter of 2021.

There will be an all-employee video conference this afternoon at 3:30 pm. We will discuss the acquisition in more detail and answer questions from employees. Both this afternoon’s press release and our investor relations slide deck highlight the many benefits associated with the acquisition.

As the global economy begins to stabilize and demand for our products recovers, Pioneer is in an excellent position to thrive. Our combination with Parsley leaves us with a strong balance sheet, increased cash flow and great operational flexibility. It also provides Pioneer an entry to private lands in the Delaware Basin, diversifying Pioneer’s overall Permian acreage position without adding any exposure to federal lands. The combined company will be the largest pure-play company in the Permian. Each of these factors will provide additional growth and career opportunities for our employees.

Between now and the deal’s closing, the management committee and department leaders will work with their respective teams to prepare to integrate Parsley’s operations. In the meantime, the two companies remain independent. Therefore, any interaction with Parsley, between now and closing, should be consistent with the manner in which we treat any other separate company.

We will continue to provide transparency regarding this transaction and communicate with employees throughout this process. As a reminder, if you receive questions regarding this matter from outside parties, please direct them to Vice President – Investor Relations, Neal Shah, or Vice President – Communications & Government Relations, Tadd Owens.

Please join the employee video conference at 3:30 p.m. so I can share more about this incredible opportunity. A calendar invitation link is below.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction. The proposed transaction will be submitted to Pioneer’s stockholders and Parsley’s stockholders for their consideration. In connection with the proposed transaction, Pioneer and Parsley intend to file a joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) with the SEC in connection with the solicitation of proxies by Pioneer and Parsley in connection with the proposed transaction. Pioneer intends to file a registration statement on Form S-4 (the “Form S-4”) with the SEC, in which the Joint Proxy Statement/Prospectus will be included. Pioneer and Parsley also intend to file other relevant documents with the SEC regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to Pioneer’s stockholders and Parsley’s stockholders when available. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF PIONEER AND INVESTORS AND STOCKHOLDERS OF PARSLEY ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The Joint Proxy Statement/Prospectus, any amendments or supplements thereto and other relevant materials, and any other documents filed by Pioneer or Parsley with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov or free of charge from Pioneer at www.pxd.com or by directing a request to Pioneer’s Investor Relations Department at ir@pxd.com or free of charge from Parsley at www.parsleyenergy.com or by directing a Parsley’s Investor Relations Department at www.parsleyenergy.con/investors.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Participants in the Solicitation

Pioneer, Parsley and certain of their respective executive officers, directors, other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information regarding Parsley’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Stockholders, filed with the SEC on April 9, 2020 and in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 24, 2020. Information regarding Parsley’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Stockholders, filed with the SEC on April 6, 2020 and in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020. These documents may be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4, the Joint Proxy Statement/Prospectus and other relevant materials relating to the proposed transaction to be filed with the SEC when they become available. Stockholders and other investors should read the Joint Proxy Statement/Prospectus carefully when it becomes available before making any voting or investment decisions.